PIMCO Variable Insurance Trust

Supplement Dated May 13, 2016 to the
Statement of Additional Information, dated April 29, 2016, as supplemented (the SAI)

IMPORTANT NOTICE REGARDING CHANGES IN DIVIDEND ACCRUAL TIMING

Except for the PIMCO Money Market Portfolio, with respect to the Portfolios whose policy it is to declare dividends daily, dividends will begin to accrue the business day following the day the order is effected or such later date as agreed with the Trust.

Investors Should Retain This Supplement for Future Reference